Exhibit 99.1

Burlington Stores, Inc. Reports First Quarter 2021 Earnings

All First Quarter 2021 comparisons are made versus the First Quarter 2019

o	On a GAAP basis, total sales increased 35%, net income was $171 million, and diluted EPS increased 118% to $2.51
o	Comparable store sales increased 20%
o	On a non-GAAP basis, Adjusted EBIT was $238 million, an increase of 360 basis points as a percentage of sales
o	On a non-GAAP basis, Adjusted EPS increased 106% to $2.59

BURLINGTON, New Jersey; May 27, 2021 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel, footwear, accessories, and merchandise for the home at everyday low prices, today announced its results for the first quarter ended May 1, 2021.

Michael O’Sullivan, CEO, stated, “We are pleased with our first quarter results. There were numerous factors that contributed to improved traffic and consumer spending in the quarter – including the latest stimulus checks, the pace of the vaccine roll-out, and pent-up consumer demand. We were able to chase the very strong trend and maximize our share of this sales opportunity through strong execution of our Burlington 2.0 strategies.”

Mr. O’Sullivan continued, “The second quarter is off to a good start, but the go-forward sales trend remains very difficult to predict. Meanwhile, expense headwinds in supply chain and freight have continued to deteriorate, and these are likely to weigh on our operating margin throughout the balance of the year.”

Fiscal 2021 First Quarter Operating Results (for the 13-week period ended May 1, 2021 compared with the 13-week period ended May 4, 2019)

•	Total sales increased 35% compared to the first quarter of Fiscal 2019 to $2,191 million, while comparable store sales increased 20% compared to the first quarter of Fiscal 2019.
•	Gross margin rate was 43.3% vs. 41.0% for the first quarter of Fiscal 2019, an increase of 230 basis points.

•

Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were $141 million vs. $79 million in the first quarter of Fiscal 2019. Product sourcing costs include the costs of processing goods through our supply chain and buying costs.

•

SG&A was 30.3% as a percentage of net sales vs. 31.8% in the first quarter of Fiscal 2019. Adjusted SG&A, as defined below, was 23.7% as a percentage of net sales vs. 26.3% in the first quarter of Fiscal 2019, an improvement of 260 basis points.

•	The effective tax rate was 19.2% vs. 17.2% in the first quarter of Fiscal 2019. The Adjusted Effective Tax Rate was 19.4% vs. 18.0% in the first quarter of Fiscal 2019.
•

Net income increased 120% to $171 million, or $2.51 per share vs. $78 million, or $1.15 per share for the first quarter of Fiscal 2019, and Adjusted Net Income was $176 million, or $2.59 per share vs. $85 million, or $1.26 per share for the first quarter of Fiscal 2019.

•	Fully diluted shares outstanding amounted to 68.0 million at the end of the quarter compared with 67.7 million at the end of the first quarter of Fiscal 2019.
•

Adjusted EBITDA increased 75% from the first quarter of Fiscal 2019 to $293 million, an increase of 310 basis points as a percentage of sales. Adjusted EBIT increased 103% from the first quarter of Fiscal 2019 to $238 million, an increase of 360 basis points as a percentage of sales.

•

Given the volatility in Fiscal 2020 results caused by COVID-19 and to assist with comparability, all first quarter Fiscal 2021 comparisons are made versus the first quarter of Fiscal 2019.  For a discussion of results for the first quarter of Fiscal 2021 as compared to the first quarter of Fiscal 2020, refer to our Quarterly Report on Form 10-Q for the quarter ended May 1, 2021, which will be filed with the Securities and Exchange Commission (the “SEC”).

Inventory

•

Merchandise inventories were $768 million vs. $896 million at the end of the first quarter of Fiscal 2019, a 14% decrease, while comparable store inventories decreased 19%. Reserve inventory was 35% of total inventory at the end of the first quarter of Fiscal 2021 compared to 34% at the end of the first quarter of Fiscal 2019.

Liquidity

•	The Company ended the first quarter of Fiscal 2021 with $2,080 million in liquidity, comprised of $1,531 million in unrestricted cash and $549 million in availability on its ABL facility.

Accounting for Convertible Notes

•

As of the first day of Fiscal 2021, we elected to early adopt ASU 2020-06. Prior to adoption, the convertible notes were separated into debt and equity components, and our income statement reflected an effective interest rate of 8.2%. Following adoption of the new guidance, we are now showing the entire principal amount as debt on the balance sheet, and the income statement reflects an effective interest rate of 2.8%. We decided to adopt this guidance early, because we believe it brings our financial statements more in-line with the actual terms of the notes.

•

Given the change in accounting for convertible notes, our total balance sheet debt as of the end of the first quarter of Fiscal 2021 is now $2.1 billion, which includes $959 million on our Term Loan, $805 million in convertible notes, $300 million in high yield senior secured notes, and no outstanding balance on our ABL facility.

Share Repurchase Activity

•	As of the end of the first quarter, the Company’s share repurchase program, which remains suspended, had $348 million in remaining authorization.

Redemption of Senior Secured Notes

•	Today, the Company is announcing a make-whole call for the full $300 million outstanding principal amount of its 6.25% Senior Secured Notes due 2025, which were issued in April 2020.
•	As a result of this action, the Company is expecting a pre-tax debt extinguishment charge of approximately $30 million in the second quarter of Fiscal 2021.

Outlook

Given the uncertainty surrounding the pace of the recovery of consumer demand and the ongoing COVID-19 pandemic, the Company is not providing sales or earnings guidance for Fiscal 2021 (the 52-weeks ending January 29, 2022) at this time.

The Company is updating the following Fiscal 2021 guidance items:

•	Capital expenditures, net of landlord allowances, is expected to be approximately $470 million;
•	The Company expects to open 100 new stores, while relocating or closing 25 stores, for a total of 75 net new stores in Fiscal 2021;
•	Depreciation & amortization, exclusive of favorable lease costs, is expected to be approximately $260 million;
•	Interest expense is now expected to be approximately $68 million, subject to the successful redemption described above of the $300 million outstanding of our Senior Secured Notes; and
•	The effective tax rate is now expected to be approximately 23% to 24%.

Note Regarding Non-GAAP Financial Measures

The foregoing discussion of the Company’s operating results includes references to Adjusted SG&A, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Operating Margin), and Adjusted Effective Tax Rate. The Company believes these supplemental measures are useful in evaluating the performance of our business and provide greater transparency into our results of operations. In particular, we believe that excluding certain items that may vary substantially in frequency and magnitude from what we consider to be our core operating results are useful supplemental measures that assist in evaluating our ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.  These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.

First Quarter 2021 Conference Call

The Company will hold a conference call on May 27, 2021 at 8:30 a.m. Eastern Time to discuss the Company’s first quarter results. The U.S. toll-free dial-in for the conference call is 1-866-437-5084 and the international dial-in number is 1-409-220-9374.

A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com. For those unable to participate in the conference call, a replay will be available beginning after the conclusion of the call on May 27, 2021 through June 3, 2021. The U.S. toll-free replay dial-in number is 1-855-859-2056 and the international replay dial-in number is 1-404-537-3406. The replay passcode is 5129659. Additionally, a replay of the call will be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2020 net sales of $5.8 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 784 stores as of the end of the first quarter of Fiscal 2021, in 45 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats.

For more information about the Company, visit www.burlington.com.

Investor Relations Contacts:

David J. Glick

Daniel Delrosario

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release, including those about our expected sales trend, our liquidity position, inventory plans, and the economic environment, as well as statements describing our outlook for future periods and the redemption of our senior secured notes, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including general economic conditions; pandemics, including the duration of the COVID-19 pandemic and actions taken to slow its spread and the related impact on consumer confidence and spending; our ability to successfully implement one or more of our strategic initiatives and growth plans; the availability of desirable store locations on suitable terms; changing consumer preferences and demand; industry trends, including changes in buying, inventory and other business practices; competitive factors, including pricing and promotional activities of major competitors and an increase in competition within the markets in which we compete; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks, including  tax and trade policies, tariffs and government regulations; weather patterns, including, among other things, changes in year-over-year temperatures; our future profitability; our ability to control costs and expenses; unforeseen cyber-related problems or attacks; any unforeseen material loss or casualty; the effect of inflation; regulatory and tax changes; our relationships with employees; the impact of current and future laws and the interpretation of such laws; terrorist attacks, particularly attacks on or within markets in which we operate; natural and man-made disasters, including fire, snow and ice storms, flood, hail, hurricanes and earthquakes; our substantial level of indebtedness and related debt-service obligations; restrictions imposed by covenants in our debt agreements; availability of adequate financing; our dependence on vendors for our merchandise; domestic events affecting the delivery of merchandise to our stores; existence of adverse litigation; and each of the factors that may be described from time to time in our filings with the SEC. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(unaudited)

(All amounts in thousands, except per share data)

	Three Months Ended
	May 1,	May 2,	May 4,
	2021	2020	2019
REVENUES:
Net sales	$2,190,667	$797,996	$1,628,547
Other revenue	2,629	3,527	5,647
Total revenue	2,193,296	801,523	1,634,194
COSTS AND EXPENSES:
Cost of sales	1,242,189	782,184	961,318
Selling, general and administrative expenses	664,828	485,088	517,378
Costs related to debt issuances and amendments	—	4,352	(382)
Depreciation and amortization	55,610	54,291	50,641
Impairment charges - long-lived assets	777	1,924	—
Other income - net	(1,374)	(2,124)	(2,092)
Loss on extinguishment of debt	—	202	—
Interest expense	19,599	14,693	13,371
Total costs and expenses	1,981,629	1,340,610	1,540,234
Income (loss) before income tax expense (benefit)	211,667	(539,087)	93,960
Income tax expense (benefit)	40,637	(205,359)	16,195
Net income (loss)	$171,030	$(333,728)	$77,765

Diluted net income (loss) per common share	$2.51	$(5.09)	$1.15

Weighted average common shares - diluted	68,032	65,572	67,730

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	May 1,	January 30,	May 2,	May 4,
	2021	2021	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$1,530,600	$1,380,276	$1,488,470	$105,031
Restricted cash and cash equivalents	6,582	6,582	6,582	21,882
Accounts receivable—net	83,350	62,161	12,375	99,461
Merchandise inventories	767,575	740,788	625,908	895,813
Assets held for disposal	6,655	6,655	2,261	—
Prepaid and other current assets	343,336	314,154	94,284	129,614
Total current assets	2,738,098	2,510,616	2,229,880	1,251,801
Property and equipment—net	1,454,454	1,438,863	1,407,082	1,288,180
Operating lease assets	2,500,887	2,469,366	2,437,444	2,145,698
Goodwill and intangible assets—net	285,064	285,064	285,064	285,064
Deferred tax assets	4,332	4,422	4,661	4,191
Other assets	68,209	72,761	276,546	90,305
Total assets	$7,051,044	$6,781,092	$6,640,677	$5,065,239

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$906,960	$862,638	$701,922	$707,672
Current operating lease liabilities	312,934	304,629	269,016	273,348
Other current liabilities	504,520	512,830	380,789	359,818
Current maturities of long term debt	4,287	3,899	3,679	3,052
Total current liabilities	1,728,701	1,683,996	1,355,406	1,343,890
Long term debt	2,081,013	1,927,770	2,304,094	1,133,385
Long term operating lease liabilities	2,428,866	2,400,782	2,370,861	2,045,743
Other liabilities	100,953	103,940	112,092	83,393
Deferred tax liabilities	171,619	199,850	219,123	180,280
Stockholders' equity	539,892	464,754	279,101	278,548
Total liabilities and stockholders' equity	$7,051,044	$6,781,092	$6,640,677	$5,065,239

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Three Months Ended
	May 1,	May 2,	May 4,
	2021	2020	2019
OPERATING ACTIVITIES
Net income (loss)	$171,030	$(333,728)	$77,765
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	55,610	54,291	50,641
Deferred income taxes	9,010	(4,146)	2,993
Non-cash loss on extinguishment of debt	—	202	—
Non-cash stock compensation expense	12,879	17,352	9,427
Non-cash lease expense	(4,799)	1,174	4,057
Cash received from landlord allowances	9,690	5,807	12,213
Changes in assets and liabilities:
Accounts receivable	(20,175)	89,367	(20,170)
Merchandise inventories	(26,787)	151,340	57,864
Accounts payable	42,651	(70,377)	(140,767)
Other current assets and liabilities	(32,211)	1,862	(3,513)
Long term assets and liabilities	346	(192,735)	3,080
Other operating activities	6,165	7,856	601
Net cash provided by (used in) operating activities	223,409	(271,735)	54,191
INVESTING ACTIVITIES
Cash paid for property and equipment	(71,671)	(62,463)	(83,781)
Other investing activities	(149)	(146)	(72)
Net cash (used in) investing activities	(71,820)	(62,609)	(83,853)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	—	400,000	588,300
Principal payments on long term debt—ABL Line of Credit	—	—	(438,300)
Proceeds from long term debt—Convertible Note	—	805,000	—
Proceeds from long term debt—Secured Note	—	300,000	—
Purchase of treasury shares	(13,083)	(57,542)	(130,319)
Other financing activities	11,818	(27,718)	2,738
Net cash (used in) provided by financing activities	(1,265)	1,419,740	22,419
Increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	150,324	1,085,396	(7,243)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	1,386,858	409,656	134,156
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$1,537,182	$1,495,052	$126,913

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share data)

The following tables calculate the Company’s Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income (Loss) is defined as net income (loss), exclusive of the following items, if applicable: (i) net favorable lease costs; (ii) costs related to debt issuances and amendments; (iii) loss on extinguishment of debt; (iv) impairment charges; (v) amounts related to certain litigation matters; (vi) non-cash interest expense on convertible notes; (vii) costs related to closing the e-commerce store; and (viii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income (Loss).

Adjusted EPS is defined as Adjusted Net Income (Loss) divided by the diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income (loss), exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) depreciation and amortization; (vi) impairment charges; (vii) costs related to debt issuances and amendments; (viii) amounts related to certain litigation matters; (ix) costs related to closing the e-commerce store; and (x) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Margin) is defined as net income (loss), exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) impairment charges; (vi) net favorable lease costs; (vii) costs related to debt issuances and amendments; (viii) amounts related to certain litigation matters; (ix) costs related to closing the e-commerce store; and (x) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted SG&A is defined as SG&A less product sourcing costs, favorable lease costs, amounts related to certain litigation matters and costs related to closing the e-commerce store.

Adjusted Effective Tax Rate is defined as the GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (f) in the table below).

The Company presents Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income (loss) to Adjusted Net Income (Loss) and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended
	May 1,	May 2,	May 4
	2021	2020	2019
Reconciliation of net income (loss) to Adjusted Net Income (Loss):
Net income (loss)	$171,030	$(333,728)	$77,765
Net favorable lease costs (a)	5,911	6,443	10,701
Non-cash interest expense on convertible notes (b)	—	1,366	—
Costs related to debt issuances and amendments (c)	—	4,352	(382)
Loss on extinguishment of debt (d)	—	202	—
Impairment charges	777	1,924	—
Litigation matters (e)	—	10,400	—
Tax effect (f)	(1,771)	(6,006)	(2,597)
Adjusted Net Income (Loss)	$175,947	$(315,047)	$85,487
Diluted weighted average shares outstanding (g)	68,032	65,572	67,730
Adjusted Earnings per Share	$2.59	$(4.80)	$1.26

The following table shows the Company’s reconciliation of net income (loss) to Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended
	May 1,	May 2,	May 4,
	2021	2020	2019
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$171,030	$(333,728)	$77,765
Interest expense	19,599	14,693	13,371
Interest income	(74)	(716)	(205)
Loss on extinguishment of debt (d)	—	202	—
Costs related to debt issuances and amendments (c)	—	4,352	(382)
Litigation matters (e)	—	10,400	—
Depreciation and amortization (h)	61,521	60,685	61,180
Impairment charges	777	1,924	—
Income tax expense (benefit)	40,637	(205,359)	16,195
Adjusted EBITDA	$293,490	$(447,547)	$167,924

The following table shows the Company’s reconciliation of net income (loss) to Adjusted EBIT for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended
	May 1,	May 2,	May 4,
	2021	2020	2019
Reconciliation of net income (loss) to Adjusted EBIT:
Net income (loss)	$171,030	$(333,728)	$77,765
Interest expense	19,599	14,693	13,371
Interest income	(74)	(716)	(205)
Loss on extinguishment of debt (d)	—	202	—
Costs related to debt issuances and amendments (c)	—	4,352	(382)
Net favorable lease costs (a)	5,911	6,443	10,701
Impairment charges	777	1,924	—
Litigation matters (e)	—	10,400	—
Income tax expense (benefit)	40,637	(205,359)	16,195
Adjusted EBIT	$237,880	$(501,789)	$117,445

The following table shows the Company’s reconciliation of SG&A to Adjusted SG&A for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended
	May 1,	May 2,	May 4,
Reconciliation of SG&A to Adjusted SG&A:	2021	2020	2019
SG&A	$664,828	$485,088	$517,378
Net favorable lease costs (a)	(5,911)	(6,394)	(10,539)
Product sourcing costs	(140,678)	(75,661)	(78,558)
Litigation matters (e)	—	(10,400)	—
Adjusted SG&A	$518,239	$392,633	$428,281

The following table shows the reconciliation of the Company’s effective tax rates on a GAAP basis to the Adjusted Effective Tax Rates for the periods indicated:

	(unaudited)
	Three Months Ended
	May 1,	May 2,	May 4,
	2021	2020	2019
Effective tax rate on a GAAP basis	19.2%	38.1%	17.2%
Adjustments to arrive at Adjusted Effective Tax Rate	0.2	0.9	0.8
Adjusted Effective Tax Rate	19.4%	39.0%	18.0%

(a)

Net favorable lease costs represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation. These expenses are recorded in the line item “Selling, general and administrative expenses” in our Consolidated Statement of Income (Loss).

(b)

Represents non-cash accretion of original issue discount on convertible notes. The original issue discount was eliminated as of the beginning of Fiscal 2021, as a result of adopting Accounting Standards Update 2020-06, “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.”

(c)	Represents certain costs incurred as a result of the issuance of secured notes and convertible notes, as well as the execution of refinancing opportunities.
(d)	Amounts relate to the refinancing of the Term Loan Facility.
(e)	Represents amounts charged for certain litigation matters.
(f)

Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the impact of items (a) through (e).  The effective tax rate for the first quarter of Fiscal 2020 includes the benefit of loss carrybacks to prior years with higher statutory tax rates.

(g)	Diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.
(h)

Includes $5.9 million, $6.4 million and $10.5 million of favorable lease costs included in the line item “Selling, general and administrative expenses” in our Consolidated Statements of Income (Loss) for the three months ended May 1, 2021, May 2, 2020 and May 4, 2019, respectively.